Exhibit 10.72
Execution Copy
June 30, 2006
Alion Science and Technology Corporation and
Alion Technical Services Corporation
1750 Tysons Blvd. Suite 1300
McLean, Virginia 22102
Attention: James Fontana
Mr. Fontana:
     Pursuant to that certain Asset Purchase Agreement by and between Anteon Corporation, a Virginia corporation (the “Seller”), Alion Science and Technology Corporation, a Delaware corporation (the “Parent”) and Alion Technical Services Corporation, a Delaware corporation and a wholly-owned subsidiary of the Parent (“ATSC”) dated as of June 4, 2006 (as amended and supplemented in accordance with its terms, the “Asset Purchase Agreement”), ATSC, Seller and Parent hereby agree as follows:
1.	Effective immediately prior to the Closing, (i) all references in the Asset Purchase Agreement to the “Buyer” shall be deemed to refer to “Alion Science and Technology Corporation, a Delaware corporation” rather than ATSC, (ii) ATSC is removed for all purposes as a party to the Asset Purchase Agreement, and (iii) the forms of each of: (1) the Bill of Sale and Assignment and Assumption Agreement, (2) the License Agreement, (3) the Subcontract Agreement, (4) the Transition Services Agreement, (5) the Intellectual Property Assignment and (6) the Guaranty to be executed in connection with the Closing are hereby revised to reflect the foregoing.

2.	ATSC is hereby removed as an “Assignee” for purposes of the Intellectual Property Assignment.

3.	The definition of the term “Master Leases” in Section 1.1 of the Asset Purchase Agreement is hereby amended and restated in its entirety as follows:
“Master Leases” means, collectively, the Master Lease agreement between Dell Financial Services L. P. and the Seller, effective March 13, 2000; the Master Lease Agreement between CIT Technologies Corporation, d/b/a CIT Systems Leasing, and Anteon International Corporation dated October 8, 2004; the Master Lease Agreement between ePlus Group, Inc. and the Seller, effective May 10, 2005; the Master Lease Agreement between General Electric Capital Corporation and the Seller dated November 20, 2001; the Master Agreement between Ikon Office Solutions, Inc. and the Seller executed June 28, 2000; and the Master Lease Agreement between Somerset Capital Group, Ltd. and Anteon International Corporation effective February 10, 2003, as such agreements may be amended, modified or supplemented in accordance with their respective terms.

4.	The definition of the term “Non-Cash Security Deposit” in Section 1.1 of the Asset Purchase Agreement is hereby amended and restated in its entirety as follows:
“Non-Cash Security Deposit” means any security deposit made by a Seller Indemnified Party to a lessor in the form of a letter of credit or by any other non-cash method in accordance with the terms of any Real Property Lease.”
5.	Each of Schedules 1.1(b), 1.1(c), 1.1(e), 2.2(a)(ii), 2.2(b)(iii), 4.3, 4.8(b), 8.2(a), 8.2(d) and 9.1(h) to the Asset Purchase Agreement are hereby amended and restated in their entirety to read as set forth on schedules attached as Annex A.

6.	Schedule A to the License Agreement is hereby amended and restated in its entirety to read as set forth on Annex B to this Letter Agreement.

7.	Attached as Annex C hereto is the additional information contemplated by the second sentence of Section 6.6 of the Asset Purchase Agreement, which information shall be deemed to satisfy Seller’s obligations pursuant to such section.

8.	Section 7.2 of the Asset Purchase Agreement is hereby amended by adding the following subsections (f), (g) and (h):
"(f) As of the Closing Date, if (i) Parent has not delivered to each lessor under any Real Property Lease pursuant to which a Non-Cash Security Deposit has been delivered prior to the Closing Date, a substitute Non-Cash Security Deposit, (ii) the party providing such Non-Cash Security Deposits for the benefit of the Seller has not received a release of such Non-Cash Security Deposits, and (iii) such Non-Cash Security Deposits have not been cancelled, then after the Closing Date the Parent shall take commercially reasonable steps to pursue, obtain and deliver its substitute Non-Cash Security Deposit to the lessor, and to cause the lessor to cancel any Non-Cash Security Deposits posted by or on behalf of Seller and to release the issuer thereof.
(g) In lieu of any other obligations Seller might otherwise have pursuant to Sections 7.2(c)(ii), (iii) and (iv) in connection with the Real Property Leases, during the period beginning on the Closing Date and ending on the date on which the Specified Consent is obtained with respect to each Real Property Lease, Seller hereby grants to Parent a license to use and occupy the leased premises which Seller leases pursuant to such Real Property Lease, subject to the terms and conditions of the remainder of this Section 7.2(g) and Article X of this Asset Purchase Agreement. Parent hereby accepts such licenses. Parent hereby agrees to (i) perform and comply with the terms, covenants and conditions of each such Real Property Lease on the part of tenant therein to be performed and complied with from and after the Closing Date, including the payment of rent and all other charges to be paid by the tenant under each such Real Property Lease, all with the same force and effect as if Parent were originally named as the tenant in each such Real Property Lease, and (ii) not to cause a breach or default under any Real Property Lease (except for any breach or violation that may result from the first and second sentences of this subsection (g)).
(h) The Parties agree and acknowledge that Seller has agreed to the provisions of Section 7.2(g) at the request of Parent and Buyer. To the extent that the terms of, actions contemplated by, and/or compliance with or performance of the provisions of Section 7.2(g) of this Agreement constitute a breach, default or violation of any of the Real Property Leases or trigger any rights, remedies or consequences under such Real Property Leases, then the Parties agree and acknowledge that notwithstanding anything to the contrary contained in this Agreement, Seller will not be deemed to be in breach nor violation of any term of this Agreement.”
9.	Section 9.2(f) of the Asset Purchase Agreement is hereby amended and restated in its entirety to read as follows: “[Reserved];”

10.	The following provision is added as a new Section 10.2(c) to the Asset Purchase Agreement:
(c) Notwithstanding Section 10.2(a), if a Buyer Indemnified Party incurs a Loss from and after the Closing resulting from, or that exists or arises due to, a breach, default or violation of the Real Property Leases that is triggered by, results from, or arises out of, the terms of, actions contemplated by, and/or compliance with or performance of the provisions of the first and second sentences of Section 7.2(g) of this Agreement (collectively, “Lease Losses”), then from and after the Closing, Seller will reimburse, indemnify and hold harmless the Buyer Indemnified Party to the extent that the aggregate amount of all such Lease Losses (disregarding for such purposes any Losses which do not constitute Lease Losses) incurred by all Buyer Indemnified Parties exceeds Three Million Dollars ($3,000,000). Notwithstanding anything to the contrary contained herein, (i) for purposes of calculating the Basket Amount pursuant to Section 10.2(b) above, Lease Losses shall be disregarded (i.e., the calculation of Losses for purposes of the Basket Amount will not include any Lease Losses), and (ii) if a Buyer Indemnified Party incurs a Lease Loss, this Section 10.2(c) will exclusively govern such Person’s right to indemnification from Seller, and Seller shall have no obligations to make indemnification payments therefore pursuant to any other provision of this Agreement.
11.	The following provision is added as a new Section 10.3(c)

(c) All Losses incurred by a Seller Indemnified Party resulting from, or that exist or arise due to, Parent’s nonfulfillment of the covenants and agreements set forth in the third sentence of Section 7.2(g) shall be governed by Section 10.3(a)(ii).
12.	The Transition Services Agreement is hereby amended and restated in its entirety to read as set forth on Annex D to this Letter Agreement.

13.	Notwithstanding the first sentence of Section 3.3(a) of the Asset Purchase Agreement, the Parties agree that the Allocation Statement will be agreed upon as soon as reasonably practicable after the date hereof.

14.	Notwithstanding anything to the contrary contained in the Asset Purchase Agreement or any Ancillary Document, Buyer and Parent agree and acknowledge that Seller has performed and discharged its obligations pursuant to Section 6.1, the first sentence of Section 6.2 and Section 7.14 of the Asset Purchase Agreement.

15.	Article II, paragraph 5 of the Subcontract is hereby amended as follows:
(i) the heading of such paragraph is amended and restated in its entirety to read “Authorization”; and
(ii) the following are added as new subparagraphs (f) and (g):
(f) For purposes of allowing Subcontractor to fulfill its obligations under this Agreement, Prime Contractor hereby delegates authority to Kent Foster, Michael Baris and David Sprague, or their immediate subordinates, to enter into, execute, process and deliver for, or in the name or on behalf, of Prime Contractor, any invoices, task/delivery orders and modifications, amendments or extensions thereto that may arise in the ordinary course relating to the Consent Contracts, as well as task or delivery order proposals in connection with any of the Consent Contracts (the “Contract Documents”); provided that the foregoing authority shall not permit Subcontractor or its employees to issue checks, drafts, or other orders on the funds of Prime Contractor. Copies of all Contract Documents executed by Subcontractor pursuant to this provision shall be provided to Prime Contractor’s Vice President, Contracts (attention Robert Toth) no later than three (3) business days after being executed. Any Contract Documents requiring signatures of both the Government and the Prime Contractor shall be ratified by a counter-signature by Prime Contractor and returned to Subcontractor within three (3) business days of receipt by Prime Contractor. Notwithstanding the foregoing, prior to executing any document pursuant to this provision that has a projected monetary value exceeding $500,000, Subcontractor shall notify Prime Contractor in writing to insure that Prime Contractor is apprised of significant engagements executed by Subcontractor on behalf of Prime Contractor.
(g) Nothing in this Article II is intended or shall be construed to transfer any rights to any Government Contract or usurp, violate or otherwise negate the requirements of the Anti-Assignment Act, 41 U.S.C. § 15(a) or the Assignment of Claims Act, 31 U.S.C. § 3727(a)(1)(b) (the “Acts”). In the event of any claim by any agency of the United States of a violation of any of the provisions of either of the Acts as a result of this Article II, Prime Contractor shall assist Subcontractor as is reasonably necessary to correct such claimed violations and seek the Government’s ratification of any Contract Document claimed to be an unlawful assignment under the Acts.
16.	(a) The Parties acknowledge and agree that for a number of reasons it is not practical to determine the final amount of the Adjustment as of the Closing Date. For purposes of consummating the Closing, the Parties agree that an amount equal to $3,600,000 (the “Estimated Amount”) will be deducted from the Purchase Price in lieu of deducting the Adjustment pursuant to Section 3.2 of the Asset Purchase Agreement.
(b) Within twenty (20) days following the Closing Date, Buyer will provide to Seller a report (the “Employee List”) setting forth the actual list of Acquired Employees. The Seller will calculate the Adjustment in the manner otherwise contemplated by the Asset Purchase Agreement and based on the Employee List and determine whether a true-up is required (the “True-Up”). Within two (2) business days after receiving the Employee List, the Seller will provide to the Buyer a report (the “True-Up Report”) prepared by Seller in good faith containing a calculation of the Adjustment on a basis consistent with the methodology used by the Seller for calculating the amount of the PTO Liability prior to the Closing Date for the Acquired Employees.
(c) If the Buyer disputes any items on the True-Up Report, the Buyer must deliver written notice thereof to the Seller within 10 days after receipt of such documents (the “Review Period”), which written notice will specify in reasonable detail the rationale for such disagreement and the amount in dispute. The Parties will attempt in good faith to reach an agreement as to any matters identified in such written notice as being in dispute. If the Buyer and the Seller are unable to resolve such disputes within 10 days after the Buyer delivers such written notice to the Seller, then, at the election of any Party, those matters identified in such written notice that remain in dispute will be finally and conclusively determined by an independent auditing firm of recognized national standing (the “Arbiter”) selected by the Buyer and the Seller, which firm will not be the regular auditing firm of the Buyer or the Seller. Promptly, but not later than 15 days after its acceptance of its appointment, the Arbiter will determine (based solely on written presentations by the Seller and the Buyer and not by independent review) only those matters in dispute and will render a written report as to the disputed matters and the resulting calculation of the final Adjustment, which report will thereupon be conclusive and binding upon the Parties. The fees and expenses of the Arbiter will be shared equally by the Buyer and the Seller. If the Buyer fails to notify the Seller of any disputes in accordance with the aforementioned procedures, the True-Up Report and resulting Adjustment reflected thereon will be conclusive and binding on all Parties upon the expiration of the Review Period.
(d) For purposes of complying with the terms set forth herein, each Party will cooperate with and make available to each other Party all information, records and data, and will permit access to its facilities and personnel, as may be reasonably required in connection with the preparation and analysis of the Adjustment and the resolution of any disputes thereunder.
(e) If the amount of the Adjustment as finally determined pursuant to this letter agreement is (i) less than the Estimated Amount, then the Buyer will pay to the Seller the amount of such difference, or (ii) more than the Estimated Amount, then the Seller will pay to the Buyer the amount of such difference.
(f) Any payment pursuant to this paragraph will be made (i) within five (5) business days following the final determination of the Adjustment in the form of a wire transfer of immediately available funds to the account designated in writing by the recipient of such funds, together with (ii) interest on the amount due and owing, (calculated based on the actual number of days elapsed in a year consisting of 365 days) from the Closing Date to the date of such payment at the per annum rate equal to the rate announced by Citibank, N.A. in the City of New York as its prime rate as in effect on the Closing Date.
17.	General Dynamics Corporation, a Delaware corporation and the ultimate parent corporation of the Seller, is an intended third party beneficiary of the provisions of this letter agreement.
     Except as expressly set forth herein, the Asset Purchase Agreement is and will remain in full force and effect. The terms of this letter agreement shall be kept confidential by the Parties, and shall otherwise be governed by and construed in accordance with the provisions of the Asset Purchase Agreement. Anything to the contrary in this letter agreement notwithstanding, in the event of a conflict in the terms and conditions of this letter agreement and the terms and conditions of the Asset Purchase Agreement, the terms and conditions of this letter agreement shall govern. Each future reference to the Asset Purchase Agreement will refer to the Asset Purchase Agreement as amended by this letter agreement. Notwithstanding the foregoing, references to the date of the Asset Purchase Agreement, as amended hereby, will in all instances remain June 4, 2006.
     Capitalized terms used and not otherwise defined herein have the meanings assigned to them in the Asset Purchase Agreement. This letter agreement may be executed in one or more counterparts, each of which will be deemed an original copy of this letter agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

     This letter agreement will be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any law or rule that would cause the Laws of any jurisdiction other than the State of Delaware to be applied.
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Sincerely yours,
ANTEON CORPORATION

By:	/s/ Vincent S. Antonacci
Vincent S. Antonacci
Vice President and Assistant Secretary
Acknowledged and agreed as of the date first written above:
ALION SCIENCE AND TECHNOLOGY CORPORATION

By:	/s/ John M. Hughes
Name:	John M. Hughes
Title:	Executive VP and CFO
Acknowledged and agreed as of the date first written above:
ALION TECHNICAL SERVICES
CORPORATION

By:	/s/ John M. Hughes
Name:	John M. Hughes
Title:	Vice President
Letter Amendment